Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-140413, 333-136586, and 333-174398) and Forms S-8 (File Nos. 333-147075 and 333-173124) of API Technologies Corp., of our reports dated February 10, 2011, with respect to the consolidated financial statements and schedule of Spectrum Control, Inc., and the effectiveness of internal control over financial reporting of Spectrum Control, Inc., included in this Form 8-K/A.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

July 7, 2011